UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2007
WILD OATS MARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21577 (Commission File Number)	84-1100630 (I.R.S. Employer Identification No.)
1821 30th Street
Boulder, Colorado 80301
(Address of principal executive offices) (Zip Code)
(303) 440-5220
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Wild Oats Markets, Inc., a Delaware corporation (the “Registrant”) and Gregory Mays, interim Chief Executive Officer (“CEO”) and the Chairman of the Board of the Registrant, on February 21, 2007 entered into an Incentive Bonus Agreement, dated February 20, 2007 (the “Incentive Bonus Agreement”), to provide a bonus to Mr. Mays and additional incentive for Mr. Mays to remain an employee of the Registrant through the effective date of the consummation of a Company Sale Event, as defined below , and thereafter, should no Company Sale Event be consummated. The Incentive Bonus Agreement was made in connection with the entry into an Agreement and Plan of Merger (the “Merger Agreement”) with Whole Foods Market, Inc. and its wholly-owned subsidiary (“Merger Sub”), pursuant to which the Registrant is to be merged with Merger Sub (the “Merger”) and as a result of such merger the shares of the Registrant’s common stock are to be converted into the right to receive an amount of cash set forth in such Agreement and Plan of Merger, as it may be amended from time to time (such merger transaction and any other business combination to which the Registrant is a constituent party and pursuant to which the shares of common stock of the Registrant are to be converted into the right to receive cash, other property or the securities of another entity, or any sale of all or substantially all of the Registrant’s assets are referred to herein as a “Company Sale Event”).
The Incentive Bonus Agreement provides for an increase in Mr. Mays’ compensation as interim CEO of the Registrant from the rate of $50,000 per month, as reported by the Registrant on its Current Report on Form 8-K, dated November 1, 2006, to the rate of $100,000 per month commencing on February 1, 2007, as well as payment of a $750,000 cash bonus (the “Bonus”) to Mr. Mays, payable upon the consummation of the Merger or other Company Sale Event. The Incentive Bonus Agreement also confirms the February 21, 2007 grant to Mr. Mays of the restricted stock units (“RSUs”) included in the initial interim CEO compensation arrangement reported by the Registrant in its Current Report on Form 8-K, dated November 1, 2006: 20,000 fully vested RSUs and 10,000 RSUs, which will vest on the earlier to occur of (i) the Company Sale Event (including the consummation of the Merger) or (ii) the appointment of a new CEO of the Registrant. Finally, in the event that the Merger Agreement is terminated and no other Company Sale Event has occurred, the Incentive Bonus Agreement provides for the grant of an additional 15,000 fully vested RSUs (the “Contingent RSUs”), exchangeable for 15,000 shares of the Registrant’s unrestricted common stock on a date selected by Mr. Mays at his discretion, upon the earlier of the hiring of a new CEO or December 31, 2007. If the Contingent RSUs have been issued prior to the payment of the Bonus, the Bonus will be decreased by the product of the number of Contingent RSUs multiplied by price per share on the date of grant. The RSUs will be issued from and subject to the terms of the Registrant’s 2006 Equity Incentive Plan.
The foregoing description of the Merger Agreement is qualified in its entirety by reference to (i) the full text of the Agreement and Plan of Merger, a copy of which was filed with the Commission on February 21, 2007, as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by this reference, and (ii) the Incentive Bonus Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.
Item 8.01 Other Events.
(a) On February 20, 2007, the Board of Directors of Registrant adopted the 2007 Transition Bonus Plan (the “Transition Plan”) in order to incentivize certain of the Registrant’s current main office and field region (non-store level) management employees to remain in the Registrant’s employ through the consummation of the Merger described in Item 5.02 above, and for a period of transition thereafter. The Transition Plan provides participants with the opportunity to receive a bonus of up to 20% of their salary. The bonus becomes payable at the following times: (i) 30% at the consummation of the Merger and (ii) 70% at the earlier of November 21, 2007, or a termination of the participant’s employment by the Registrant without cause. For employees terminated without cause, amounts payable under the Transition Plan are payable in addition to applicable severance benefits provided by the Registrant or its successors. Gregory Mays, the interim Chief Executive Officer of the Registrant, three senior executive officers and one vice president will not participate in the Transition Plan.

(b) In February 2006, the Registrant’s Board of Directors approved a Long Term Incentive Plan (the “LTIP”), pursuant to which annual grants of stock and stock options would be made to director-level and above employees of Registrant to incentivize long-term performance, with such grants conditioned upon the Registrant’s financial performance in the prior fiscal year meeting certain targets set by the Board of Directors. On February 20, 2007, the Board of Directors of the Registrant approved the payment in lieu of equity grants of cash equal to the value, based on the year-end per share price of the Registrant’s common stock on the NASDAQ market, of the stock and stock options that would have been granted in 2007 to eligible employees for 2006 performance. Each of the following three senior executive officers: Freya Brier, Senior Vice President and General Counsel, Sam Martin, Sr. Vice President of Operations; and Roger Davidson, Sr. Vice President of Merchandising and Marketing, will receive a cash payment of $45,373 in lieu of options and stock that would have been granted under the LTIP. Such cash payments in lieu of the grant of vested stock options and stock are expected to be paid in March 2007.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
The following exhibit is filed with this Current Report on Form 8-K:

Exhibit 10.1	Incentive Bonus Agreement between Wild Oats Markets, Inc. and Gregory Mays, dated February 20, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Wild Oats Markets, Inc. (Registrant)
	By:	/s/ Freya R. Brier
Freya R. Brier
Date: February 26, 2007		Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Incentive Bonus Agreement between Wild Oats Markets, Inc. and Gregory Mays, dated February 20, 2007.